Exhibit 99.1

LYNDEN REPORTS INTENTION TO UNDERTAKE

A NORMAL COURSE ISSUER BID

VANCOUVER, BC (June 24, 2015) – Lynden Energy Corp. (TSXV: LVL) reports that it has received approval from the TSX Venture Exchange to conduct a normal course issuer bid to purchase for cancellation up to 6,500,000 of its common shares representing approximately 5% of its issued and outstanding share capital. The normal course issuer bid will be conducted through the facilities of the TSX Venture Exchange.

The share repurchase is being launched because management is of the view that the company’s stock is significantly undervalued. Purchases under the normal course issuer bid may be made any time during the 12-month period beginning on June 29, 2015 and ending on June 28, 2016. Purchases will be made through Haywood Securities Inc.

About Lynden

Lynden Energy Corp. is in the business of acquiring, exploring and developing petroleum and natural gas rights and properties. The Company has various working interests in the Midland Basin and Eastern Shelf of the Permian Basin, West Texas, USA.

Further information relating to Lynden is also available on its website at www.lyndenenergy.com.

For further information, please contact Colin Watt, President and CEO at 604-629-2991.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release.